Exhibit 99.1

News Release

Lockheed Martin Reports Third Quarter 2018 Results

•	Net sales of $14.3 billion

•	Net earnings of $1.5 billion, or $5.14 per share

•	Increased quarterly dividend rate to $2.20 per share

•	Increased share repurchase authority by $1.0 billion

•	Achieved backlog of $109 billion

•	Updates 2018 financial outlook and provides financial trend information for 2019

BETHESDA, Md., Oct. 23, 2018 – Lockheed Martin [NYSE: LMT] today reported third quarter 2018 net sales of $14.3 billion, compared to $12.3 billion in the third quarter of 2017. Net earnings in the third quarter of 2018 were $1.5 billion, or $5.14 per share, compared to $963 million, or $3.32 per share, in the third quarter of 2017. Cash from operations in the third quarter of 2018 was $361 million after pension contributions of $1.5 billion, compared to cash from operations of $1.8 billion in the third quarter of 2017, with no pension contributions.

“Our team achieved another quarter of strong growth leading us to improve our expectations for our full-year financial results,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “As we look ahead to 2019, we remain focused on providing innovative, essential solutions to customers, and continuing to generate growth and long-term value for shareholders.”

Adoption of New Accounting Standards

As previously reported, effective Jan. 1, 2018, the corporation adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, as amended (commonly referred to as ASC 606), which changed the way the corporation recognizes revenue for certain contracts. In addition, effective Jan. 1, 2018, the corporation adopted ASU 2017-07, Compensation-Retirement Benefits, which changed the income statement presentation of certain components of pension and other postretirement benefit plan expense. The financial results for all periods presented in this news release have been adjusted to reflect the new methods of accounting.

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended		Nine Months Ended
		Sept. 30, 2018	Sept. 24, 2017	Sept. 30, 2018	Sept. 24, 2017
	Net sales	$14,318	$12,341	$39,351	$36,116

	Business segment operating profit[1]	$1,586	$1,287	$4,362	$3,725
	Unallocated items
	FAS/CAS operating adjustment	451	403	1,353	1,210
	Special item - severance and restructuring charges[2]	—	—	(96)	—
	Other, net	(74)	(13)	(136)	(140)
	Total unallocated items	377	390	1,121	1,070
	Consolidated operating profit	$1,963	$1,677	$5,483	$4,795

	Net earnings	$1,473	$963	$3,793	$2,707

	Diluted earnings per share	$5.14	$3.32	$13.21	$9.29

	Cash generated from operations[3]	$361	$1,754	$921	$4,964

1	Business segment operating profit is a non-GAAP measure. See the Non-GAAP Financial Measures section of this news release for more information.
2
Unallocated items for the first nine months of 2018 includes the previously announced severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax) associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems (RMS) business.

3	Cash from operations in the third quarter and the first nine months of 2018 is after pension contributions of $1.5 billion and $5.0 billion, respectively.

2018 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update	July Outlook

	Net sales	~$53,000	$51,600 – $53,100

	Business segment operating profit	~$5,800	$5,575 – $5,725

	Net FAS/CAS pension adjustment[1]	~$1,010	~$1,010

	Diluted earnings per share	~$17.50	$16.75 – $17.05

	Cash from operations	≥ $3,400	≥ $3,300

1
Consistent with the corporation's historical presentation, the net FAS/CAS pension adjustment is presented as a single amount and includes expected 2018 U.S. Government cost accounting standards (CAS) pension cost of approximately $2.4 billion and expected financial accounting standards (FAS) pension expense of approximately $1.4 billion. CAS pension cost and the service cost component of FAS pension expense will be included in operating profit as part of cost of sales. The non-service cost component of FAS pension expense will be included in non-operating expense on the corporation's consolidated statement of earnings. For additional detail on the corporation's FAS/CAS pension adjustment see the supplemental table included at the end of this news release.

2019 Financial Trends

The corporation expects its 2019 net sales to increase by approximately 5.0 percent to 6.0 percent as compared to the 2018 outlook. Total business segment operating margin in 2019 is expected to be in the 10.5 percent to 10.8 percent range and cash from operations is expected to be greater than or equal to $7.0 billion. The preliminary outlook for 2019 assumes the U.S. Government continues to support and fund the corporation’s key programs. Changes in circumstances may require the corporation to revise its assumptions, which could materially change its current estimate of 2019 net sales, operating margin and cash flows.

The corporation expects the net 2019 FAS/CAS pension benefit to be approximately $1.5 billion assuming a 4.125 percent discount rate (a 50 basis point increase from the end of 2017), a 1.00 percent return on plan assets in 2018, and a 7.00 percent expected long-term rate of return on plan assets in future years (a 50 basis point decrease from the end of 2017), among other assumptions. As a result of the $5.0 billion in contributions to its qualified defined benefit pension plans in 2018 the corporation does not expect to make contributions to its qualified defined benefit pension plans in 2019. A change of plus or minus 25 basis points to the assumed discount rate, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $120 million to the estimated net 2019 FAS/CAS pension adjustment. A change of plus or minus 100 basis points to the return on plan assets in 2018 only, with all other assumptions held constant, would increase or decrease the net 2019 FAS/CAS pension adjustment by approximately $20 million. The corporation will finalize the postretirement benefit plan assumptions and determine the 2018 actual return on plan assets on Dec. 31, 2018. The final assumptions and actual investment return for 2018 may differ materially from those discussed above.

Cash Activities

The corporation’s cash activities in the third quarter of 2018 consisted of the following:

•	making contributions to its pension trust of $1.5 billion, compared to no contributions in the third quarter of 2017;

•	paying cash dividends of $569 million, compared to $522 million in the third quarter of 2017;

•	repurchasing 0.6 million shares for $216 million, compared to 1.6 million shares for $500 million in the third quarter of 2017;

•	making capital expenditures of $339 million, compared to $222 million in the third quarter of 2017 and;

•	receiving net proceeds of $490 million for issuance of commercial paper, compared to no net proceeds in the third quarter of 2017.

As previously reported on Sept. 27, 2018, the corporation increased its quarterly dividend by $0.20 per share, to $2.20 per share, beginning with the dividend payment in the fourth quarter of 2018. The corporation also increased its share repurchase authority by $1.0 billion with $3.7 billion in total remaining authorization for future common share repurchases under the program as of Sept. 30, 2018.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), RMS and Space. During the third quarter of 2018 the corporation realigned certain programs among the lines of business at MFC. The amounts discussed and presented for the MFC lines of business results reflect this realignment for all periods presented. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 30, 2018	Sept. 24, 2017	Sept. 30, 2018	Sept. 24, 2017
Net sales
Aeronautics	$5,642	$4,716	$15,361	$13,758
Missiles and Fire Control	2,273	1,957	6,035	5,290
Rotary and Mission Systems	3,848	3,363	10,637	9,904
Space	2,555	2,305	7,318	7,164
Total net sales	$14,318	$12,341	$39,351	$36,116

Operating profit
Aeronautics	$600	$513	$1,646	$1,519
Missiles and Fire Control	332	298	872	785
Rotary and Mission Systems	361	257	1,013	656
Space	293	219	831	765
Total business segment operating profit	1,586	1,287	4,362	3,725
Unallocated items
FAS/CAS operating adjustment	451	403	1,353	1,210
Special item - severance and restructuring charges	—	—	(96)	—
Other, net	(74)	(13)	(136)	(140)
Total unallocated items	377	390	1,121	1,070
Total consolidated operating profit	$1,963	$1,677	$5,483	$4,795

Net sales of the business segments exclude intersegment sales as these activities are eliminated in consolidation. Operating profit of the business segments includes the corporation's share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the corporation’s business segments. In addition, operating profit of the corporation's business segments includes total pension costs recoverable on U.S. Government contracts as determined in accordance with CAS.
Operating profit of the business segments excludes the FAS/CAS operating adjustment, which represents the difference between the service cost component of pension expense recorded in accordance with FAS and CAS pension cost; the adjustment from CAS to the FAS service cost component for all other postretirement benefit plans; expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and certain asset impairments; gains or losses from significant divestitures; the effects of certain legal settlements; corporate costs not allocated to the corporation’s business segments; and other miscellaneous corporate activities. Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.
In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over a period of time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, cost recoveries on severance and restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.

The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 34 percent of total segment operating profit in the third quarter of 2018, compared to approximately 28 percent in the third quarter of 2017.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 30, 2018	Sept. 24, 2017	Sept. 30, 2018	Sept. 24, 2017
Net sales	$5,642	$4,716	$15,361	$13,758
Operating profit	$600	$513	$1,646	$1,519
Operating margin	10.6%	10.9%	10.7%	11.0%

Aeronautics’ net sales in the third quarter of 2018 increased $926 million, or 20 percent, compared to the same period in 2017. The increase was primarily attributable to an increase of approximately $655 million for the F-35 program due to increased volume on production and sustainment, partially offset by lower volume on development activities; about $105 million for other programs due to higher volume (primarily advanced development programs (ADP)); about $70 million for the F-16 program due to increased volume on modernization contracts; and about $50 million for the F-22 program due to increased sustainment volume.

Aeronautics’ operating profit in the third quarter of 2018 increased $87 million, or 17 percent, compared to the same period in 2017. Operating profit increased approximately $155 million for the F-35 program primarily due to increased volume on higher margin production contracts and new development activities, better performance on sustainment, and higher risk retirements on production contracts. This increase was partially offset by a decrease of about $50 million for the F-16 program due to lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were about $10 million lower in the third quarter of 2018 compared to the same period in 2017.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 30, 2018	Sept. 24, 2017	Sept. 30, 2018	Sept. 24, 2017
Net sales	$2,273	$1,957	$6,035	$5,290
Operating profit	$332	$298	$872	$785
Operating margin	14.6%	15.2%	14.4%	14.8%

MFC’s net sales in the third quarter of 2018 increased $316 million, or 16 percent, compared to the same period in 2017. The increase was primarily attributable to higher net sales of approximately $295 million for tactical and strike missiles programs due to increased volume (primarily classified programs and precision fires) and about $115 million for sensors and global sustainment programs due to increased volume (primarily LANTIRN®, SNIPER®, and Apache). These increases were partially offset by a decrease of approximately $75 million for integrated air and missile defense programs due to lower volume (primarily Terminal High Altitude Area Defense (THAAD)).

MFC’s operating profit in the third quarter of 2018 increased $34 million, or 11 percent, compared to the same period in 2017. Operating profit increased approximately $55 million for sensors and global sustainment programs due to increased risk retirements and increased volume (primarily LANTIRN, SNIPER, and Apache); and about $45 million for tactical and strike missiles programs due to reserves which were recorded in 2017 but did not recur in 2018 (primarily Joint Air-to-Ground Missile (JAGM)) and higher volume (primarily precision fires). These increases were partially offset by a decrease of approximately $50 million for integrated air and missile defense programs due to lower volume and lower risk retirements (primarily THAAD). Adjustments not related to volume, including net profit booking rate adjustments, were about $90 million higher in the third quarter of 2018 to the same period in 2017.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 30, 2018	Sept. 24, 2017	Sept. 30, 2018	Sept. 24, 2017
Net sales	$3,848	$3,363	$10,637	$9,904
Operating profit	$361	$257	$1,013	$656
Operating margin	9.4%	7.6%	9.5%	6.6%

RMS’ net sales in the third quarter of 2018 increased $485 million, or 14 percent, compared to the same period in 2017. The increase was primarily attributable to higher net sales of approximately $250 million for integrated warfare systems and sensors (IWSS) programs due to higher volume (primarily radar surveillance systems programs and Multi Mission Surface Combatant); about $115 million for C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to higher volume on multiple programs; and about $100 million for Sikorsky helicopter programs due to higher volume for CH-53K King Stallion helicopters and higher volume for mission systems programs, partially offset by lower volume for Black Hawk helicopters.

RMS’ operating profit in the third quarter of 2018 increased $104 million, or 40 percent, compared to the same period in 2017. Operating profit increased approximately $85 million for IWSS programs primarily due to a reduction in charges for performance matters (primarily vertical launching system (VLS)) and due to increased risk retirements (primarily radar surveillance systems programs); and about $20 million for Sikorsky helicopter programs due to better cost performance across the Sikorsky portfolio and better performance on the Multi-Year IX contract. Adjustments not related to volume, including net profit booking rate adjustments, were about $50 million higher in the third quarter of 2018 compared to the same period in 2017.

Space

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 30, 2018	Sept. 24, 2017	Sept. 30, 2018	Sept. 24, 2017
Net sales	$2,555	$2,305	$7,318	$7,164
Operating profit	$293	$219	$831	$765
Operating margin	11.5%	9.5%	11.4%	10.7%

Space’s net sales in the third quarter of 2018 increased $250 million, or 11 percent, compared to the same period in 2017. The increase was primarily attributable to higher net sales of approximately $120 million for government satellite programs due to higher volume (primarily Space Based Infrared System (SBIRS) and government satellite services); about $85 million for strategic and missile defense programs due to higher volume (primarily Fleet Ballistic Missiles and AWE Management Limited (AWE)); and about $50 million for the Orion program due to higher volume.

Space's operating profit in the third quarter of 2018 increased $74 million, or 34 percent, compared to the same period in 2017. Operating profit increased approximately $80 million for government satellite programs due to a reduction in charges and higher volume (primarily SBIRS and government satellite services). Adjustments not related to volume, including net profit booking rate adjustments, were about $50 million higher in the third quarter of 2018, compared to the same period in 2017.

Total equity earnings recognized by Space (primarily ULA) represented approximately $45 million, or 15 percent, of Space’s operating profit in the third quarter of 2018, compared to approximately $45 million, or 21 percent, in the third quarter of 2017.

Income Taxes

The corporation’s effective income tax rate was 6.5 percent in the third quarter of 2018, compared to 25.8 percent in the third quarter of 2017. The lower rate for the third quarter of 2018 was primarily due to the reduction of the federal statutory rate from 35 percent to 21 percent and the deduction for foreign derived intangible income, both as a result of the Tax Cuts and Jobs Act (the Tax Act) enacted in Dec. 2017. The rates for both periods benefited from tax deductions for dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature, tax deductions for employee equity awards, and the research and development tax credit. The rate for the third quarter of 2018 benefited from the corporation's change in a tax accounting method recorded discretely in this quarter, reflecting a 2012 Court of Federal Claims decision, which held that the tax basis in certain assets should be increased and realized upon the assets’ disposition. The rate for the third quarter of 2017 benefited from tax deductions for U.S. manufacturing activities, which the Tax Act repealed for years after 2017.

Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (GAAP) financial measures (as defined by U.S. Securities and Exchange Commission Regulation G). While the corporation believes that these non-GAAP financial measures may be useful in evaluating the financial performance of Lockheed Martin, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents the total earnings from the corporation's business segments before unallocated income and expense, interest expense, other non-operating income and expenses, and income tax expense. This measure is used by the corporation's senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2018 Financial Outlook
		Current Update	July Outlook

	Business segment operating profit (non-GAAP)	~$5,800	$5,575 – $5,725
	FAS/CAS operating adjustment[1]	~1,805	~1,805
	Other, net	~(275)	~(270)
	Consolidated operating profit (GAAP)	~$7,330	$7,110 – $7,260

1
Refer to the supplemental table "Other Financial and Operating Information" of this news release for a detail of the FAS/CAS operating adjustment, which excludes $795 million of expected non-service cost that will be recorded in other non-operating expense, net in accordance with ASU 2017-07.

Conference Call Information

Lockheed Martin will webcast live its third quarter 2018 earnings results conference call (listen-only mode) on Tuesday, Oct. 23, 2018, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 100,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:
Bill Phelps, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
Kelly Stevens, 301-897-6455; kelly.stevens@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•
the corporation’s reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and the corporation’s ability to negotiate favorable contract terms;

•	budget uncertainty; affordability initiatives; the risk of future sequestration under the Budget Control Act of 2011 or other budget cuts;

•
risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including the corporation’s largest, the F-35 program;

•
economic, industry, business and political conditions including their effects on governmental policy (including legislation, the effect of which is to temporarily prohibit deliveries of F-35s to Turkey until certain conditions are met (although not affecting payments to the corporation), or other trade policies or sanctions);

•
the corporation's success expanding into and doing business in adjacent markets and internationally; the differing risks posed by international sales, including those involving commercial relationships with unfamiliar customers and different cultures; its ability to recover investments, which is frequently dependent upon the successful operation of ventures that it does not control; and changes in foreign national priorities, and foreign government budgets;

•
the competitive environment for the corporation’s products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and increased bid protests;

•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;

•	the performance and financial viability of key suppliers, teammates, ventures, venture partners, subcontractors and customers;

•	the timing and customer acceptance of product deliveries;

•
the corporation’s ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;

•	the impact of cyber or other security threats or other disruptions to the corporation’s businesses;

•
the corporation’s ability to implement and continue capitalization changes such as share repurchases and dividend payments, pension funding as well as the pace and effect of any such capitalization changes;

•	the corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;

•	the accuracy of the corporation’s estimates and projections;

•	movements in interest rates and other changes that may affect pension plan assumptions, equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;

•
realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;

•
risk of an impairment of goodwill and intangible assets, investments or other long-term assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the acquisition of the Sikorsky business and the potential impairment of its equity investment in Advanced Military Maintenance, Repair and Overhaul Center LLC (AMMROC);

•	the adequacy of the corporation’s insurance and indemnities;

•
the effect of changes in (or in the interpretation of) procurement and other regulations and policies affecting the corporation's industry, including export, cost allowability or recovery, aggressive government positions with respect to the use and ownership of intellectual property and potential changes to the Department of Defense’s acquisition regulations relating to progress payments and performance-based payments;

•	the effect of changes in accounting, taxation (including the impact of the Tax Cuts and Jobs Act), or export regulations; and

•
the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that the corporation has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2017 and subsequent quarterly reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

	Quarters Ended		Nine Months Ended
	Sept. 30, 2018	Sept. 24, 2017	Sept. 30, 2018	Sept. 24, 2017
Net sales	$14,318	$12,341	$39,351	$36,116
Cost of sales	(12,397)	(10,741)	(34,019)	(31,454)
Gross profit	1,921	1,600	5,332	4,662
Other income, net	42	77	151	133
Operating profit	1,963	1,677	5,483	4,795
Interest expense	(177)	(162)	(497)	(477)
Other non-operating expense, net	(211)	(218)	(631)	(644)
Earnings before income taxes	1,575	1,297	4,355	3,674
Income tax expense	(102)	(334)	(562)	(967)
Net earnings	$1,473	$963	$3,793	$2,707
Effective tax rate	6.5%	25.8%	12.9%	26.3%

Earnings per common share
Basic	$5.18	$3.35	$13.31	$9.38
Diluted	$5.14	$3.32	$13.21	$9.29

Weighted average shares outstanding
Basic	284.3	287.1	284.9	288.5
Diluted	286.7	290.0	287.2	291.3

Common shares reported in stockholders' equity at end of period			283	285

[1]
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 30 for the third quarter of 2018 and Sept. 24 for the third quarter of 2017. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended			Nine Months Ended
	Sept. 30, 2018	Sept. 24, 2017	% Change	Sept. 30, 2018	Sept. 24, 2017	% Change
Net sales
Aeronautics	$5,642	$4,716	20%	$15,361	$13,758	12%
Missiles and Fire Control	2,273	1,957	16%	6,035	5,290	14%
Rotary and Mission Systems	3,848	3,363	14%	10,637	9,904	7%
Space	2,555	2,305	11%	7,318	7,164	2%
Total net sales	$14,318	$12,341	16%	$39,351	$36,116	9%

Operating profit
Aeronautics	$600	$513	17%	$1,646	$1,519	8%
Missiles and Fire Control	332	298	11%	872	785	11%
Rotary and Mission Systems	361	257	40%	1,013	656	54%
Space	293	219	34%	831	765	9%
Total business segment operating profit	1,586	1,287	23%	4,362	3,725	17%
Unallocated items
FAS/CAS operating adjustment	451	403		1,353	1,210
Special item - severance and restructuring charges[1]	—	—		(96)	—
Other, net	(74)	(13)		(136)	(140)
Total unallocated items	377	390	(3)%	1,121	1,070	5%
Total consolidated operating profit	$1,963	$1,677	17%	$5,483	$4,795	14%

Operating margin
Aeronautics	10.6%	10.9%		10.7%	11.0%
Missiles and Fire Control	14.6%	15.2%		14.4%	14.8%
Rotary and Mission Systems	9.4%	7.6%		9.5%	6.6%
Space	11.5%	9.5%		11.4%	10.7%
Total business segment operating margin	11.1%	10.4%		11.1%	10.3%

Total consolidated operating margin	13.7%	13.6%		13.9%	13.3%

[1]
Unallocated items include severance and restructuring charges totaling $96 million ($76 million, or $0.26 per share, after tax), which was recorded in the second quarter of 2018 and is associated with planned workforce reductions and the consolidation of certain operations at the corporation's Rotary and Mission Systems (RMS) business segment.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited; in millions, except par value)

	Sept. 30, 2018	Dec. 31, 2017
Assets
Current assets
Cash and cash equivalents	$897	$2,861
Receivables, net	2,416	2,265
Contract assets	9,769	7,992
Inventories	3,050	2,878
Other current assets	727	1,509
Total current assets	16,859	17,505

Property, plant and equipment, net	5,902	5,775
Goodwill	10,788	10,807
Intangible assets, net	3,570	3,797
Deferred income taxes	3,036	3,156
Other noncurrent assets	5,340	5,580
Total assets	$45,495	$46,620

Liabilities and equity
Current liabilities
Accounts payable	$2,691	$1,467
Contract liabilities	6,489	7,028
Salaries, benefits and payroll taxes	2,165	1,785
Current maturities of long-term debt and commercial paper	1,240	750
Other current liabilities	2,619	1,883
Total current liabilities	15,204	12,913

Long-term debt, net	13,486	13,513
Accrued pension liabilities	10,692	15,703
Other postretirement benefit liabilities	700	719
Other noncurrent liabilities	4,411	4,548
Total liabilities	44,493	47,396

Stockholders’ equity
Common stock, $1 par value per share	283	284
Additional paid-in capital	—	—
Retained earnings	14,737	11,405
Accumulated other comprehensive loss	(14,077)	(12,539)
Total stockholders’ equity (deficit)	943	(850)
Noncontrolling interests in subsidiary	59	74
Total equity (deficit)	1,002	(776)
Total liabilities and equity	$45,495	$46,620

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Nine Months Ended
	Sept. 30, 2018	Sept. 24, 2017
Operating activities
Net earnings	$3,793	$2,707
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	857	880
Stock-based compensation	148	133
Severance and restructuring charges	96	—
Changes in assets and liabilities
Receivables, net	(151)	(834)
Contract assets	(1,777)	(228)
Inventories	(172)	(66)
Accounts payable	1,237	1,229
Contract liabilities	(539)	(492)
Postretirement benefit plans	(3,935)	1,012
Income taxes	729	(202)
Other, net	635	825
Net cash provided by operating activities	921	4,964

Investing activities
Capital expenditures	(819)	(670)
Other, net	146	15
Net cash used for investing activities	(673)	(655)

Financing activities
Dividends paid	(1,725)	(1,591)
Repurchases of common stock	(826)	(1,500)
Proceeds from issuance of commercial paper, net	490	—
Other, net	(151)	(114)
Net cash used for financing activities	(2,212)	(3,205)

Net change in cash and cash equivalents	(1,964)	1,104
Cash and cash equivalents at beginning of period	2,861	1,837
Cash and cash equivalents at end of period	$897	$2,941

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Noncontrolling Interests in Subsidiary	Total Equity
Balance at Dec. 31, 2017	$284	$—	$11,405	$(12,539)	$(850)	$74	$(776)
Net earnings	—	—	3,793	—	3,793	—	3,793
Other comprehensive income, net of tax[1]	—	—	—	870	870	—	870
Repurchases of common stock	(3)	(300)	(523)	—	(826)	—	(826)
Dividends declared[2]	—	—	(2,346)	—	(2,346)	—	(2,346)
Stock-based awards, ESOP activity and other	2	300	—	—	302	—	302
Reclassification of effects from tax reform[3]	—	—	2,408	(2,408)	—	—	—
Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(15)	(15)
Balance at Sept. 30, 2018	$283	$—	$14,737	$(14,077)	$943	$59	$1,002

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.

[2]	Represents dividends of $2.00 per share declared for the first, second and third quarters of 2018 and dividends of $2.20 per share declared for the fourth quarter of 2018.

[3]
In the first quarter of 2018, the corporation adopted ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. Accordingly, the corporation reclassified the stranded income tax effects in accumulated other comprehensive loss resulting from the Tax Cuts and Jobs Act to retained earnings.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for deliveries)

	2018 Outlook	2017 Actual
Total FAS expense and CAS costs
FAS pension expense	$(1,425)	$(1,372)
Less: CAS pension cost	2,435	2,248
Net FAS/CAS pension adjustment	$1,010	$876

Service and non-service cost reconciliation
FAS pension service cost	$(630)	$(635)
Less: CAS pension cost	2,435	2,248
FAS/CAS operating adjustment	1,805	1,613
Non-operating FAS pension expense[1]	(795)	(737)
Net FAS/CAS pension adjustment	$1,010	$876
1 The corporation records the non-service cost components of net periodic benefit cost as part of other non-operating expense, net in the consolidated statement of earnings. The non-service cost components in the table above relate only to the corporation's qualified defined benefit pension plans. The corporation expects total non-service costs for its qualified defined benefit pension plans in the table above, along with non-service costs for its other postretirement benefit plans of $70 million, to total $865 million for 2018. The corporation recorded non-service costs for its other postretirement benefit plans of $109 million in 2017, in addition to its total non-service costs for its qualified defined benefit pension plans in the table above, for a total of $846 million in 2017.

Backlog	Sept. 30, 2018	Dec. 31, 2017
Aeronautics	$36,766	$35,692
Missiles and Fire Control	19,930	17,729
Rotary and Mission Systems	29,214	30,030
Space	23,281	22,042
Total backlog	$109,191	$105,493

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 30, 2018	Sept. 24, 2017	Sept. 30, 2018	Sept. 24, 2017
F-35	20	15	59	44
F-16	—	2	—	7
C-130J	7	5	18	16
C-5	1	1	4	5
Government helicopter programs	28	39	75	110
Commercial helicopter programs	1	—	2	3
International military helicopter programs	4	2	5	3